ESCROW PROCEDURE LETTER AGREEMENT

June 17, 2013
Kasowitz, Benson, Torres & Friedman LLP
1633 Broadway
New York, New York 10019
Attention: Douglas B. Heitner, Esq.

Re:	105 – 111 West 57th Street, New York, New York (the "Property")

Dear Sir:
This Escrow Procedure Letter Agreement (this "Escrow Letter") by and among 111 West 57th Sponsor LLC, a Delaware limited liability company ("Sponsor"), 111 West 57th Investment LLC, a Delaware limited liability company ("Investor" and together with Sponsor, the "Escrow Parties") and Kasowitz, Benson, Torres & Friedman LLP
("Escrow Agent") contains the joint escrow instructions of in connection with the delivery of the Documents (as hereinafter defined) and the Investment (as hereinafter defined).  The delivery of the Documents and the Investment and Escrow's Agent's agreement to hold and distribute same in accordance with the provisions herein shall be hereinafter referred to as the "Escrow."
A.            Delivery of Documents.  Escrow Agent hereby acknowledges its receipt of four (4) original, counterparts of each of the following undated documents (the "Documents"):
1.	Amended and Restated Limited Liability Company Agreement of 111 West 57th JV LLC by and between Sponsor and Investor (the "JV Agreement");
2.	Limited Joinder by AmBase Corporation, a Delaware corporation ("Ambase");
3.	Limited Joinder by Michael Stern and Kevin Maloney;
4.	Development Agreement by and between the Company and 111 West 57th Street Developer LLC (the "Development Agreement");
5.	Letter Agreement by the Company in favor of PMA Real Estate LLC with respect to Investor funding; and
6.	Letter Agreement by the Company in favor of PMA Real Estate LLC with respect to acquisition financing.
The Escrow Parties agree that the Documents shall only be effective upon the satisfaction of the conditions set forth in this Escrow Letter.  Escrow Agent agrees that it will release or disburse the Documents only (i) in accordance with joint instructions executed by Sponsor and Investor (or Investor's attorney) or (ii) as provided in Section G(vii) below.  Other than as provided in the preceding sentence, Escrow Agent will not release or disburse the Documents to any person.
B.            Deposit of Closing Funds.
1.            Contemporaneously with the execution of this Escrow Letter, Investor will cause the sum of Fifty-Six Million and No/100 Dollars ($56,000,000.00) (the "Investment") to be wire transferred to Escrow Agent in accordance with the wiring instructions furnished by Escrow Agent and attached hereto as Exhibit A.  Escrow Agent agrees to deposit the Investment into an interest-bearing  account at a federally insured state or national bank and will credit interest thereon in accordance with a completed and executed W-9 form received from Investor.
2.            Escrow Agent agrees that it will release or disburse the Investment only (i) in accordance with joint instructions executed by Sponsor and Investor (or Investor's attorney) or (ii) as provided in Section G(vii) below.  Other than as provided in the preceding sentence, Escrow Agent will not release or disburse the Investment to any person.
C.            Conditions to Release of Escrow.
1.            The Escrow Agent and the Escrow Parties hereby each acknowledge and agree that the following conditions (the "Conditions") need to be satisfied, and are the only conditions to be satisfied, prior to, simultaneous with, or (where applicable below) immediately after the release and delivery of the Documents by the Escrow Agent and release of the Investment to Sponsor:
a)
The closing of the transactions contemplated under each of (i) that certain Purchase and Sale Agreement, dated March 25, 2013, between 57th Street Partners NY, L.L.C., as seller, and the Company, as buyer, as amended by that certain First Amendment to Purchase and Sale Agreement, dated May 30, 2013, between 57th Street Partners NY, L.L.C. and the Company, (ii) that certain Purchase and Sale Agreement dated March 25, 2013, by and between Steinway, Inc., as seller, and 111 West 57th LH LLC, as buyer, as amended by that certain First Amendment to Purchase and Sale Agreement, dated May 30, 2013, between Steinway, Inc. and 111 West 57th LH LLC, and (iii) that certain Purchase and Sale Agreement dated March 25, 2013, by and between 111 West 57th Street Associates, L.P., as seller, and 111 West 57th FE LLC, as buyer, as amended by that certain First Amendment to Purchase and Sale Agreement, dated May 30, 2013, between 111 West 57th  Street Associates, L.P. and 111 West 57th FE LLC (collectively, and as any of the same may be amended but only pursuant to Section E.1 hereof, the "Purchase Agreements"), shall occur simultaneously with (or immediately after) the release of the Documents and Investment.

b)
The closing of a loan from Starwood Capital Group Global L.P. or its affiliate, Emmes Ventures LLC or its affiliate, or other third party financial institution to facilitate the acquisition of the Property, in each case (i) upon terms not materially worse in the aggregate than those set forth on Exhibit B attached hereto; (ii) that will recognize Investor's (1) transfer rights as set forth in Section 9.1(b)(ii)of the JV Agreement, (2) Manager removal rights as set forth in Section 8.10 of the JV Agreement, and (3) equity put rights as set forth in Section 11.4 of the JV Agreement; and (iii) Sponsor shall use commercially reasonable efforts to cause such lender to recognize Investor's transfer rights as set forth in Section 9.1(b)(iii), each on terms substantially similar to those set forth in the JV Agreement and subject only to such lender's reasonable consent and customary conditions, shall occur simultaneously with the release (or immediately after) of the Documents and Investment.

c)
The delivery to Investor of an executed Inclusionary Air Rights term sheet on terms not materially worse than, and with square footage not materially less than, those set forth in the term sheet that is attached as Exhibit C hereto.

d)
The delivery to Investor of a memorandum from Paul Selver at Kramer Levin confirming that:  (i) the proposed uses in the Project (as defined in the Development Agreement) are permitted under the Zoning Resolution of the City of New York ("Zoning Resolution"); (ii) subject to compliance with the provisions of the Zoning Resolution governing zoning lots divided by district boundaries and the acquisition of Inclusionary Housing rights sufficient to generate floor area (as defined in the Zoning Resolution) ("Floor Area") equal to twice the lot area of that portion of Lot 25 located within the C5-1 zoning district, the overall Floor Area, the residential Floor Area and the commercial Floor Area in the Project are permitted by the Zoning Resolution; and (iii) to the extent that the removal of floors within the Steinway Building does not affect the appearance of the exterior of the building, such removal may be authorized pursuant to a Certificate of No Effect on Protected Architectural Features under the New York City Landmarks Law; (iv) to the extent that any portion of the Project encroaches onto Lot 25 and is visible from a public way, construction of such portion(s) of the Project may be authorized only pursuant to a Certificate of Appropriateness under the New York City Landmarks Law;  (v) there have been no actions by either New York City Planning Commission or the New York City Board of Standards and Appeals that would adversely affect the construction or operation of the Project; and (vi) all parties-in-interest (as defined in the Zoning Resolution) to Lots 27 and 32 identified in the Certification of Lawyer's Title Insurance Company made on March 5, 2005 have executed either a Declaration or waived their respective rights to execute a Declaration declaring that Lots 27 and 32 are to be treated as a single zoning lot (as defined in the Zoning Resolution) ("Existing Zoning Lot"); and (vii) that the Zoning Lot Development Agreement between Sam Domb and West 57 Associates LLC dated May 5, 2005 ("ZLDA") states that it is providing for the transfer of the Excess Development Rights (as defined therein) from Lot 32 to Lot 27; it being agreed that Investor shall use commercially reasonable efforts to cause Paul Selver to deliver the aforementioned memo prior to the closings contemplated in Sections C.1(a) and (b).

e)
(i) Formation of the Lots 25, 27 and 32 of block 1010, Borough of Manhattan, City of New York (i.e., the properties being acquired under the Purchase Agreements) (the "Lots") into a single zoning lot (as that term is defined in the Zoning Resolution of the City of New York (the "Zoning Resolution")) and (ii) the issuance of a development rights endorsement (the "Endorsement") by a title insurance company reasonably acceptable to Willkie Farr & Gallagher ("Willkie") (it being agreed that Royal Abstract of New York is hereby acceptable to Wilkie) insuring that (x) all parties in interest thereto, as defined in Section 12-10 subdivision (d) of the Zoning Resolution,  with respect to the Lots have either executed a Declaration declaring the Lots to be single  zoning lot or waived their respective rights to do so and (y) that the ZLDA is sufficient to convey the excess development rights from Lot 32 to Lot 25 for incorporation into the building thereon, shall occur simultaneously with the release (or immediately after) of the Documents and Investment..

f)
Kevin Maloney and Michael Stern (the "Principals") shall cause 111 West 57th MM LLC ("MM LLC"), the managing member of 111 West 57th Manager LLC ("Manager LLC"), to offer admission to a limited liability company ("Additional GP LLC") owned by AmBase and Masood Bhatti or his affiliate (such affiliate to be reasonably approved by MM LLC), and controlled by Ambase, to become a member of Manager LLC, (and Manager LLC shall be the managing member of Sponsor), on the following terms:  (i) Additional GP LLC shall make an initial contribution in the minimum amount of One Million Two Hundred Fifty Thousand and No/100 Dollars ($1,250,000) (the "Floor") and a maximum amount of One Million Five Hundred Thousand and No/100 Dollars ($1,500,000) (the "Cap") to Manager LLC, and in the event Additional GP LLC contributes an amount equal to or more than the Floor but less than the Cap, MM LLC shall contribute to Manager LLC the difference between the actual amount contributed by Additional GP LLC and the Cap; (ii) Additional GP LLC shall receive thirty-five percent (35%) of its pro rata share (calculated by percentage interests as the same may be diluted on a 1:1 basis by any additional capital contributed by MM LLC which is not funded pro rata by Additional GP LLC) of Sponsor Promoted Returns; (iii) the Additional GP LLC shall have no funding obligations or other liabilities to MM LLC or Manager LLC other than the initial capital contribution set forth in clause (i); and (iv) Additional GP LLC shall have no control or management rights with respect to the management of Manager LLC. "Sponsor Promoted Returns" shall mean the returns, distributions, proceeds or profits received by Manager LLC from Sponsor representing an amount of profits in excess of the amount otherwise distributable to Manager LLC in respect of its capital contributions to Sponsor and any return thereon as set forth in an subsidiary company agreement, which shall include, without limitation, one hundred percent (100%) of the JV Promoted Returns.  "JV Promoted Returns" shall mean the amounts received by the Sponsor pursuant to Section 6.1(a)(iii)(b) of the JV Agreement.   The operating agreement of Manager LLC  shall be substantially similar to the JV Agreement, other than as set forth in the foregoing clauses (i) through (iv).

2.            Upon notice from both parties that the Conditions have not been satisfied by August 1, 2013 (the "Deadline"), Escrow Agent shall deliver the Investment to Investor and return all counterparts of the Documents to the Escrow Party which delivered such counterparts.
D.            Close of Escrow.  Upon satisfaction of all the Conditions as provided above the Escrow Agent will do the following:
1.            Disburse the Investment to Sponsor or to Sponsor's designee in connection with the closings contemplated in Section C above and notify the Escrow Parties of the federal reference number for the wire.
2.            Disburse any interest earned on the Investment to Investor and notify the Escrow Parties of the federal reference number for the wire.
3.            Insert in the Documents, where applicable, the date of the breaking of the Escrow.
4.            Deliver two (2) original sets of each of the Documents to Steven D. Klein of Willkie Farr & Gallagher LLP ("Investor's Counsel").
5.            Deliver two (2) original sets of each of the Documents to Douglas Heitner  of Kasowitz, Benson, Torres & Friedman LLP ("Sponsor's Counsel").
E.            Covenants.
1.            During the period commencing on the date hereof and ending upon the release of this Escrow created hereunder upon satisfaction of the Conditions (or earlier termination of this Escrow), Sponsor shall not, and shall cause its affiliates not to, amend, modify or waive any material provision of the Purchase Agreements, or terminate the Purchase Agreements, in each case without the prior written consent of Investor; it being agreed that Investor hereby consents to an amendment to the Purchase Agreements that extends the closing dates thereunder to a date not later than August 1, 2013 provided that the consideration given to the applicable seller under such Purchase Agreements on account of such amendments shall be reasonable, as determined in Sponsor's discretion, and provided that Sponsor promptly delivers a copy of such amendments to Investor.
2.            During the period commencing on the date hereof and ending upon the release of the escrow created hereunder upon satisfaction of the Conditions (or earlier termination of this escrow), Sponsor shall not enter into any discussions, negotiations, letters of intent, agreements, or so called "back-up agreements" with any other person or entity for the equity funding being escrowed by Investor hereunder (it being agreed that Sponsor may do any of the foregoing with respect to (i) acquisition financing and (ii) structuring the direct and indirect equity interests in Sponsor as contemplated by the Documents) or any other equity transaction that would frustrate the purpose of the Documents without the prior written consent of Investor.
3.            If the Conditions are satisfied on or prior to the Deadline, Investor and Sponsor shall instruct Escrow Agent to release the Documents and Investment.
4.            Sponsor will use commercially reasonable efforts to cause New York Land Services to be a co-insurer under any lender's or owner's title policy in connection with the purchase and financing of the property; it being agreed that Sponsor's commercially reasonable efforts shall be the obligation to suggests in good faith to the relevant parties that New York Land Services be included as a co-insurer, and in the event Sponsor does so Sponsor shall have no liability under this covenant.
In the event of a breach of the covenants set forth in Sections E.2 and E.3 the parties acknowledge and agree that damages would be impossible to calculate and accordingly: (i) in the event Sponsor breaches the covenants set forth in Sections E.2 and E.3, Sponsor shall pay Investor liquidated damages equal to Twenty-Five Million and No/100 Dollars ($25,000,000.00) and (ii) in the event Investor breaches the covenant set forth in Section E.3, Investor shall pay Sponsor liquidated damages equal to Twenty-Five Million and No/100 Dollars ($25,000,000.00).  By their signature to this Escrow Letter, Michael Stern and Kevin Maloney agree to be jointly and severally and directly liable for Sponsor's obligations under this paragraph. By his signature to this Escrow Letter, AmBase agrees to be directly liable for Investor's obligations under this paragraph.
F.            Notice:  The notice address of the Escrow Parties and their respective counsel, for purposes of notices and deliveries to be delivered in accordance with this Escrow Letter, are as follows:
If to Sponsor:

c/o JDS Development Group
104 Fifth Avenue, 9th Floor
New York, New York 10011
Attention: Michael Stern

And

c/o Property Markets Group, Inc.
5 East 17th Street, 2nd Floor
New York, New York 10033
Attention: Franklin R. Kaiman, Esq.

If to Sponsor's Counsel: Kasowitz, Benson, Torres & Friedman LLP 1633 Broadway New York, New York 10019 Attention: Douglas B. Heitner, Esq.
If to Investor:
Richard Bianco
c/o AmBase Capital
100 Putnam Green, 3rd Floor
Greenwich, CT 06830
If to Escrow Agent:
Kasowitz, Benson, Torres & Friedman LLP
1633 Broadway
New York, New York 10019
Attention: Douglas B. Heitner, Esq.
If to Investor's Counsel: Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019 Attn: Steven D. Klein, Esq.

G.            Limitation of Liability of Escrow Agent.
1.            The Escrow Parties agree: (i) in holding the Investment, Escrow Agent is acting as a stakeholder at the request of and as an accommodation to the Escrow Parties and Escrow Agent is not responsible or liable in any manner whatever for the sufficiency, correctness, genuineness or validity or the subject matter of any agreement by, between or among the Escrow Parties; (ii) Escrow Agent will deposit the Investment in a segregated interest-bearing account; (iii) jointly and severally to indemnify and hold harmless Escrow Agent from any loss, claim, expense or damage (including reasonable attorneys' fees) incurred in connection with the performance of Escrow Agent's duties hereunder, except for Escrow Agent's willful misconduct or gross negligence (and their signature to this Escrow Letter, Michael Stern and Kevin Maloney agree to be jointly and severally and directly liable for Sponsor's obligations under this clause and by his signature to this Escrow Letter, Richard Bianco agrees to be directly liable for Investor's obligations under this clause); (iv) Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, certificate, receipt, authorization, power of attorney or other document which Escrow Agent in good faith believes to be genuine and what it purports to be; (v) Escrow Agent may, at its own expense, consult with legal counsel (at the joint and several reasonable cost and expense of the Escrow Parties) in the event of any dispute or questions as to the construction of any of the provisions hereof or its duties hereunder; and it shall be fully protected in acting in accordance with the opinion and instruction of such counsel; (vi) Escrow Agent shall not be responsible in any manner for the validity or sufficiency of any cash, instruments, wire transfer or any other property delivered to it hereunder, or for the value or collectability of any check or other instrument so delivered or for any representation made or obligations assumed by any Escrow Party and nothing herein shall be deemed to obligate Escrow Agent to deliver any cash or wire any funds or release any documents unless the same shall have first been received by Escrow Agent pursuant to this Escrow Letter; and (vii) in the event of a dispute among or between any of the Escrow Parties, Escrow Agent may at its option take any of the following actions (A) continue to hold the Investment pursuant to the terms hereof, or (B) at the joint and several cost and expense of the Escrow Parties, deposit or deliver the Investment into a court of competent jurisdiction.  Upon such deposit or delivery of the Investment in accordance with (B), Escrow Agent shall be relieved and discharged of any further obligations and responsibilities under this Escrow Letter.
2.            In addition to serving as counsel to Sponsor in connection with this Agreement and the transactions contemplated thereunder, the Parties agree that KBTF will be serving as the Escrow Agent for the Parties under the Agreement.   Investor hereby agrees that it will not use the fact that KBTF is serving in the dual roles of counsel to Sponsor and Escrow Agent for the Parties as the basis to seek to disqualify or otherwise interfere with KBTF from its representation of Sponsor.
H.            Miscellaneous.
1.            The Escrow Parties shall jointly issue a press release (the "Press Release"); provided, however, in the event the Escrow Parties, using good faith efforts, cannot agree on the Press Release, then Investor may issue the Press Release unilaterally.
2.            This Escrow Letter (i) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, (ii) shall be governed by the laws of the State of New York, (iii) may not be changed orally, but only by a writing signed by all of the parties hereto, (iv) may be executed in two (2) or more counterparts, each of which shall be deemed an original, and all such counterparts shall together constitute one and the same instrument and (v) may be executed by facsimile signatures.
[SIGNATURE PAGE TO FOLLOW]

Very truly yours,

111 West 57th Sponsor LLC, a Delaware limited liability company

By: ____________________
Name:  Kevin Maloney
Title:  Authorized Signatory

By: ____________________
Name:  Michael Stern
Title:  Authorized Signatory

Michael Stern

Kevin Maloney

111 West 57th Investment LLC, a Delaware limited liability company

By: _____________________
Name: Richard Bianco
Title: Sole Member

AmBase Corporation, a Delaware corporation

By: _________________________
Name:
Title

ACCEPTED AND AGREED TO AS OF
 THE ____DAY OF JUNE, 2013
ESCROW AGENT:
KASOWITZ, BENSON, TORRES & FRIEDMAN LLP

By:            _______________________________
            Name:
            Title:

[Signature page to Escrow Agreement]

Exhibit B
Acquisition Loan Terms

Loan Amount	$210,000,000 or greater

Term:	12 months, subject to two 6-month extensions. Extension fee equal to 50bps per term.

Interest Rate:	11%.

Recourse:	Non-recourse loan with (i) customary bad-boy carveout guaranty, (ii) environmental indemnity, and (iii) interest reserve guaranty, each delivered jointly and severally from the Sponsor, Michael Stern and Kevin Maloney.

Origination Fee:                                        1.0%

Prepayment Fee:                                        Open prepayment subject to 21 months yield maintenance

Exit Fee:                                        2.0%

Cash Management:                                                      Hard Lockbox with tax, insurance, and interest reserves.